.

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504

H. Palmer Proctor, Jr. to Be Named CEO of Fidelity Bank

Atlanta, GA (March 16, 2017) - James B. Miller, Jr., Chairman and CEO of Fidelity Southern Corporation (NASDAQ: LION) announced today that H. Palmer Proctor, Jr., President of Fidelity Southern Corporation and Fidelity Bank, will be named CEO of the Company's principal operating subsidiary, Fidelity Bank, effective April 27, 2017. Miller currently serves in that capacity.

Mr. Miller said, “Proctor has had an exemplary banking career and has consistently demonstrated excellence as a leader of the highest integrity. His experiences across the entire line of business uniquely qualifies him to step into this role. He is well-respected across the industry; he inspires employees and embodies the Company's core values. Placing him in this role will be a positive move for the Bank, the Holding Company, and the shareholders.”

Mr. Proctor joined Fidelity Bank in 1990 and served in various functions throughout the Bank before being named Director and President in 2004. Mr. Proctor served as Manager of Branch Administration, Operations, Mortgage and Investment Services of Fidelity Bank and also served as Senior Vice President of Commercial Lending. He also serves as Chairman-Elect of Georgia Bankers Association and is a Board member of Brown and Brown, Inc., a public company. He is active in many organizations in the Atlanta area.

Mr. Proctor said, “I am honored to serve as Fidelity Bank's CEO, and to continue our transition to a regional bank committed to the 'Golden Rule' for customers, employees, and stockholders.”

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services, wealth management, and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided in the South and parts of the Midwest. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.